Exhibit 99.1

INSULET REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

FY 2011 Revenue Increases 57% from FY 2010

Gross Profit Increases by 53% Year over Year

BEDFORD, MA, February 9, 2012 - Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the fourth quarter and full year ended December 31, 2011.

Fourth Quarter Results

Fourth quarter 2011 revenue increased 70% to $47.2 million, compared to $27.8 million in the fourth quarter of 2010. Gross profit for the fourth quarter of 2011 improved by 45% to $20.1 million, as compared to a gross profit of $13.8 million, for the fourth quarter of 2010. The increase in gross profit primarily relates to the additional revenue generated by Neighborhood Diabetes as well as an increase in the Company’s OmniPod customer base in both the U.S. and international markets during the fourth quarter of 2011. The financial position and results of operations of Neighborhood Diabetes have been included in the Company’s financial results since the acquisition of Neighborhood Diabetes on June 1, 2011.

Operating loss for the fourth quarter of 2011 was $10.5 million, compared to an operating loss of $9.7 million in the fourth quarter of 2010. The increase in the operating loss is a result of an increase in operating expenses including the amortization of acquired intangible assets related to the acquisition of Neighborhood Diabetes.

Net loss for the fourth quarter of 2011 was $14.3 million, or $0.30 per share, compared to a net loss of $20.9 million, or $0.50 per share, for the fourth quarter of 2010.

“In the fourth quarter we advanced our operational and commercial plans to position Insulet to maximize the launch of the next generation OmniPod, which we are confident will set an even higher bar for the patch pump market,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “We are working closely with the U.S. Food and Drug Administration on the upcoming

510(k) clearance of the next generation OmniPod. In anticipation, we are in production on the first of our next generation OmniPod manufacturing lines, and we expect the initial international shipments of next generation OmniPods to occur in the coming months. In addition, we are continuing to expand our commercial organization and infrastructure, including Neighborhood Diabetes, to drive and support the top line growth we anticipate from the launch.”

Full Year Results

For the year ended December 31, 2011, revenue increased 57% to $152.3 million from $97.0 million for the year ended December 31, 2010. Gross profit for the year ended December 31, 2011 was $66.7 million, an improvement of 53%, as compared to a gross profit of $43.7 million, for the year ended December 31, 2010.

Operating loss for the year ended December 31, 2011 was $42.5 million as compared to an operating loss of $38.6 million in the year ended December 31, 2010. Total operating expenses were $109.2 million for the year ended December 31, 2011, compared to $82.4 million for the year ended December 31, 2010. The increase in operating expenses was primarily related to the acquisition of Neighborhood Diabetes as the Company absorbed Neighborhood Diabetes’ operating expenses, amortization expenses for intangible assets and one-time transaction fees, as well as additional expenses incurred as the Company continued to work towards 510(k) clearance of its next generation OmniPod. Net interest expense was $14.6 million for the year ended December 31, 2011, compared to $22.5 million for the year ended December 31, 2010. The decrease is mainly due to the $7 million non-cash interest expense recorded in 2010 to write-off the remaining debt discounts and issuance costs in conjunction with the Company’s early repayment of its facility agreement with Deerfield Partners in 2010. Net loss for the year ended December 31, 2011 was $57.2 million, or $1.22 per share, compared to $61.2 million, or $1.54 per share, for the year ended December 31, 2010.

As of December 31, 2011, the Company had cash and cash equivalents of $94.0 million compared to $113.3 million at December 31, 2010.

Guidance

For the year ending December 31, 2012, the Company estimates that revenue will be in the range of $210 to $225 million. The Company expects an operating loss of $25 to $35 million for the year ending December 31, 2012.

Conference Call

Insulet will host a conference call on Thursday, February 9, 2012 at 5:00PM Eastern time to discuss the Company’s fourth quarter and full year 2011 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial (877) 300-1783 for domestic callers and (832) 412-1780 for international callers. The passcode is 50146784. A replay of the conference call will be available two hours after the start of the call through February 16, 2012 by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international), passcode 50146784. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://investors.insulet.com.

About Insulet Corporation

Insulet Corporation is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and fully-automated cannula insertion. Founded in 2000, Insulet Corporation is based in Bedford, Mass. For more information, please visit: http://www.myomnipod.com.

Forward-Looking Statement

The 2011 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its expected revenue and operating losses, the integration and future operations of the recently-acquired Neighborhood Diabetes business, planned expansion in the U.S. and abroad, particularly with respect to its agreement with Ypsomed, product demand, the impact of the OmniPod System on the insulin pump market, regulatory matters and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform legislation; Insulet’s inability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or other third-party suppliers on which Insulet is dependent; international business risks; Insulet’s inability to obtain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet’s current or future products infringe the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure to obtain timely regulatory approval for the sale of the next generation OmniPod System; failure of Insulet’s contract manufacturers or component suppliers to comply with FDA’s quality system regulations, the potential violation of federal or state laws prohibiting “kickbacks” or protecting patient health information, or any challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; the expansion, or attempted expansion, into foreign markets; the concentration of substantially all of Insulet’s manufacturing capacity at a single location in China and substantially all of Insulet’s inventory at a single location in Massachusetts; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; failure to integrate successfully the Neighborhood Diabetes business; intense competition among distributors of diabetes supplies impairing Neighborhood Diabetes’ business; loss by Neighborhood Diabetes of an opportunity to sell insulin pumps supplied by Insulet’s competitors; failure by Neighborhood Diabetes to retain key supplier and payor partners; failure by Neighborhood Diabetes to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Neighborhood Diabetes to retain and manage successfully its Medicare and Medicaid business; existence of unanticipated liabilities arising in connection with the Neighborhood Diabetes business; fluctuations in quarterly results of operations; risks associated with potential future acquisitions; Insulet’s ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet’s distribution network; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 10, 2011 in the section entitled “Risk Factors,” and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Stephanie Marks for Insulet Corporation

ir@insulet.com

877-PODD-IR1 (877-763-3471)

INSULET CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)
	(In thousands, except share and per share data)

Revenue	$47,192	$27,767	$152,255	$96,966
Cost of revenue	27,112	13,941	85,543	53,240

Gross profit	20,080	13,826	66,712	43,726
Operating expenses:
Research and development	5,804	5,459	21,863	16,566
General and administrative	12,498	6,288	44,083	26,667
Sales and marketing	12,290	8,394	43,233	34,695
Impairment of assets	—	3,410	—	4,431

Total operating expenses	30,592	23,551	109,179	82,359

Operating loss	(10,512)	(9,725)	(42,467)	(38,633)
Other expense, net	(3,785)	(11,133)	(14,576)	(22,526)

Net loss before income taxes	(14,297)	(20,858)	(57,043)	(61,159)
Income tax expense	(40)	—	(127)	—

Net loss	$(14,337)	$(20,858)	$(57,170)	$(61,159)

Net loss per share basic and diluted	$(0.30)	$(0.50)	$(1.22)	$(1.54)

Weighted average number of shares used in calculating basic and diluted net loss per share	47,424,738	42,050,678	46,689,880	39,607,899

INSULET CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	December 31,
	2011	2010
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current Assets
Cash and cash equivalents	$93,955	$113,274
Accounts receivable, net	23,190	16,841
Inventories	11,838	11,430
Prepaid expenses and other current assets	2,802	912

Total current assets	131,785	142,457
Property and equipment, net	19,422	12,522
Intangible assets, net	29,002	—
Goodwill	26,647	—
Other assets	2,727	1,254

Total assets	$209,583	$156,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$11,418	$4,895
Accrued expenses	13,064	9,808
Deferred revenue	2,582	4,247
Other current liabilities	931	—

Total current liabilities	27,995	18,950
Long-term debt	108,540	69,433
Other long-term liabilities	1,652	1,619

Total liabilities	138,187	90,002
Stockholders’ Equity
Preferred stock, $.001 par value:
Authorized: 5,000,000 shares at December 31, 2011 and 2010. Issued and outstanding: zero shares at December 31, 2011 and 2010, respectively	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at December 31, 2011 and 2010. Issued and outstanding: 47,504,131 and 45,440,839 shares at December 31, 2011 and 2010, respectively	48	45
Additional paid-in capital	512,371	450,039
Accumulated deficit	(441,023)	(383,853)

Total stockholders’ equity	71,396	66,231

Total liabilities and stockholders’ equity	$209,583	$156,233